AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 1st day of August, 2007 (this “Amendment”), to the Distribution Agreement dated July 21, 2003, as amended (the “Agreement”), is entered by and between COUNTRY MUTUAL FUNDS TRUST, a Delaware business trust (the “Trust”), COUNTRY TRUST BANK, a federal thrift (“CTB”) and COUNTRY CAPITAL MANAGEMENT COMPANY, an Illinois corporation (the “Distributor”).

WHEREAS, the Trust, CTB and the Distributor have entered the Agreement, pursuant to which, among other things, the Distributor serves as principal underwriter in connection with the offering and sale of shares of each series of the Trust identified in the Agreement; and

WHEREAS, the parties wish to update the series of the Trust covered by the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Trust, CTB and the Distributor agree as follows:

1.           Exhibit A to the Agreement shall be deleted in its entirety and replaced by Exhibit A attached to this Amendment.

Except to the extent amended hereby, the Agreement shall remain in full force and effect on the terms and conditions set forth therein.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

COUNTRY TRUST BANK

By:  /s/ Robert W. Rush
Robert W. Rush, Jr.
Senior Vice President and Trust Officer

COUNTRY MUTUAL FUNDS TRUST

By:  /s/  Robert J. McDade
Robert J. McDade
Vice President

COUNTRY CAPITAL MANAGEMENT COMPANY

By:   /s/ Miles Kilcoin
Miles Kilcoin
Chief Compliance Officer

EXHIBIT A
to the
Distribution Agreement

Fund Names

Separate Series of COUNTRY Mutual Funds Trust

Name of Series	Date Added

COUNTRY VP Growth Fund	7/21/03
COUNTRY VP Bond Fund	7/21/03